Compliance Policy Live The Greater Good TRADING SECURITIES This Policy applies to all colleagues. It applies to you personally, and also to family members who share your household or are financially dependent on you. Whenever this Policy prohibits you from buying or selling, your family members are equally constrained. Our prohibition on insider trading also applies to the securities of any other company about which you acquire material nonpublic information in the course of your work at Marsh McLennan. We trust our colleagues to keep information related to our Company and our clients confidential. Using confidential information about the Company or our clients for personal financial gain violates that trust and exposes you to severe legal consequences. Colleagues may not buy or sell securities of Marsh McLennan or any client when they have material nonpublic information about the company, or communicate that information to other people. Securities Law Basics Securities law forbids buying or selling securities of a publicly traded company by anyone possessing material nonpublic information about the company, and thus an unfair advantage over the public. Individuals who commit “insider trading” violations may face serious fines - and even imprisonment. Colleague Responsibilities Under this Policy, you may not: • Buy or sell Marsh McLennan securities or those of any other company when you have material nonpublic information about Marsh McLennan or such other company. • Communicate such material nonpublic information to unauthorized people. • Buy or sell Marsh McLennan securities during any “blackout” period that applies to you. • Engage in short sales or derivative transactions relating to Marsh McLennan securities at any time.

2Compliance Policy | Trading Securities Situational Blackouts Our General Counsel may occasionally impose trading prohibitions on colleagues whose work on a particular transaction or other matter will expose them to material nonpublic information about the Company. Examples include colleagues working on a significant M&A transaction before the deal is announced or colleagues helping to remediate a material cybersecurity breach before the breach is publicly disclosed. We will notify you of any such situational blackout that applies to you. What, Exactly, Is “Material Nonpublic” Information? “Material” information is any information that could reasonably be expected to affect the company’s stock price. Examples of possible material nonpublic information include Marsh McLennan’s or any business’s financial performance (especially quarterly financial results); significant strategic plans or new business initiatives; significant M&A activity; major litigation developments; significant cybersecurity breaches; and plans by Marsh McLennan to repurchase shares or change its dividend policy. “Nonpublic” Information is any information that has not been made broadly available to investors. In general, filing a Form 8-K with the U.S. Securities and Exchange Commission or issuing a press release makes information public. When in doubt, assume information is nonpublic. Blackout Periods To avoid even the appearance of insider trading, we impose periodic trading prohibitions—or “blackouts”— on specified colleagues: Quarterly Pre-Earnings Blackout for Restricted Colleagues The Company’s Restricted Colleagues List identifies those who have meaningful access to the Company’s or a business’s quarterly financial information before it is publicly released. We will notify you if you are on this list and of any additional restrictions that apply to you. This Policy Applies to Marsh McLennan Shares in Your Benefits Plan Marsh McLennan provides a variety of stock, employee benefit and deferred compensation plans. If you have material nonpublic information about Marsh McLennan or are subject to a trading blackout, you may not: • Sell shares that you acquired under a benefit plan. • Sell shares that you acquired by exercising employee stock options. • Change the percentage of your future contributions to a benefit plan. • Transfer a portion of your existing account balance within a benefit plan into or out of Marsh McLennan stock. These restrictions do not limit: Your receipt of employee stock options, restricted shares or other equity-based instruments granted as part of your compensation; the vesting of employee stock options, restricted shares or other equity-based instruments previously granted to you; the exercise of your employee stock options when no sale of the underlying shares is involved; or your periodic acquisition of Marsh McLennan shares through pre-arranged payroll deductions.

3Compliance Policy | Trading Securities Speak Up Contact Legal and Compliance immediately if you have questions pertaining to this or any other policy, or if you become aware of potential violations of Company requirements. You can always reach Legal and Compliance at compliance@mmc.com or ethicscomplianceline.com. Related Materials Business requirements must be in line with the corporate standards outlined herein. Where applicable, you should consult your business’s policies and procedures related to the topics described in this policy. Related policies and guidance materials are accessible here. Short Sales and Derivatives Trading are Always Prohibited We believe that establishing a short position in Marsh McLennan shares is incompatible with a colleague’s commitment to improving the Company’s performance, and may also arouse suspicion of insider trading. For this reason, you may not engage in short sales of Marsh McLennan shares at any time. Similarly, trading in derivative securities often amounts to a bet on short-term movement in a company’s stock price and therefore, if done by a colleague, may arouse suspicion of insider trading. For this reason, you may not buy or sell Company- related puts, calls, options, warrants or other derivative securities.